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                                                                   EXHIBIT 23(e)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Proxy Statement Prospectus constituting part of this Registration Statement on Form F-4 of the Vodafone Group Plc of our report dated January 24, 1997, with respect to the financial statements of Kansas Combined Cellular as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, which report is included in or incorporated by reference in AirTouch's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Proxy Statement/Prospectus.

/s/ Arthur Andersen LLP

Kansas City, Missouri
April 21, 1999